Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the 20th day of February, 2006 (the “Effective Date”), by and between Scott L. Harmon (“Consultant”), an individual, and Motive, Inc., a Delaware corporation (“Motive”).

WHEREAS, Consultant is a founder of Motive and served as its Chairman of the Board and Chief Executive Officer until he resigned from such positions and ceased being an employee of Motive on February 20, 2006 (such period, the “Previous Employment Period”);

WHEREAS, due to Consultant’s unique knowledge of Motive and its products, customers, business and operations, Motive desires to retain Consultant as a consultant to assist Motive in transitioning the offices of Chairman of the Board and Chief Executive Officer to Motive’s new Chairman of the Board and Chief Executive Officer (such services, the “Consulting Services”) on the terms and conditions set forth herein, and Consultant desires to provide Motive with the Consulting Services; and

WHEREAS, during the Previous Employment Period, Motive granted Consultant certain options (the “Option”) to purchase shares of Motive’s common stock subject to the terms and conditions of Motive’s 1997 Stock Option/Stock Issuance Plan or Amended and Restated Equity Incentive Plan, as applicable (collectively, the “Plans”), and the related Stock Option Agreements between Motive and Consultant (collectively, the “Stock Option Agreements”), reflecting option grants as follows: March 21, 2003, Grant No. 00001673 (30,000 options); March 21, 2003, Grant No. 00001672 (20,000 options); and August 12, 2004, Grant No. 00002252 (150,000 options), of which an aggregate of 83,750 options have already vested through the Effective Date, and the remaining options continue to vest during the period in which Consultant provides “Services” (as defined in the Plans) to Motive;

NOW, THEREFORE, in consideration of the mutual promises expressed herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Motive hereby agree as follows:

1. EFFECTIVE DATE AND TERM. This Agreement will be effective as of the Effective Date, and will remain in effect for a term ending on the first anniversary of the Effective Date, unless earlier terminated in accordance with Section 8 (such period, the “Term”).

2. CONSULTING SERVICES. Motive agrees to retain Consultant to provide the Consulting Services and Consultant agrees to provide the Consulting Services as and to the extent reasonably requested by Motive’s Chief Executive Officer during the Term. In providing the Consulting Services, Consultant shall report to and be under the direction and supervision of Motive’s Chief Executive Officer. Without limiting the generality of the foregoing, during the Term, Consultant shall make himself reasonably available during normal business hours to provide the Consulting Services on an as-requested, as agreed basis. Consultant will not receive additional compensation for any Consulting Services or related duties contemplated by this

Agreement beyond the consulting fees referenced herein, unless otherwise negotiated between the parties. During the Term, Consultant agrees to keep Motive’s Chief Executive Officer informed of Consultant’s current contact information and general availability and to cooperate with the reasonable requests of Motive’s Chief Executive Officer to provide the Consulting Services as and when requested. Consultant acknowledges and agrees that his relationship to Motive under this Agreement shall be that of an independent contractor and not that of an agent or employee of Motive. Consultant understands and acknowledges that as a consultant he is not entitled to represent himself to clients, suppliers, investors, or the general public as a representative of Motive without the prior written consent of Motive’s Chief Executive Officer. During the Term, Consultant shall be entitled to continued use of his Motive-supplied Blackberry device and laptop computer. Consultant acknowledges and agrees that he shall have such access to the office facilities and other resources of the Motive as Motive’s Chief Executive Officer shall determine in his sole and absolute discretion. Motive shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in the performance of the Consulting Services under this Agreement in accordance with Motive’s policy and procedure for expense reimbursement; provided, that Consultant shall not incur any individual expense in excess of $1,000 without the prior written consent of Motive’s Chief Executive Officer.

3. CONSULTING FEES. As consideration for the Consulting Services described above, during the Term of this Agreement, Motive will pay Consultant consulting fees in the amount of $29,000 per month, with such amount to be pro rated for any partial month. Upon the occurrence of a “Change in Control” (as defined in Section 20.5 of the Amended and Restated Equity Incentive Plan of Motive, Inc.), any consulting fees that are then unpaid shall accelerate and become due and payable in full on the date such Change in Control occurs.

4. STOCK. The parties agree that for purposes of determining the number of shares of Motive’s common stock that Consultant shall be entitled to purchase from Motive pursuant to exercise of the Option, Consultant will continue to vest through the end of the Term, subject to Consultant remaining a consultant or other independent advisor who provides “Service” to Motive as required under the Plans. Consultant’s exercise of the vested portion of the Option shall continue to be subject to the terms and conditions of the Plans and the Stock Option Agreements, and Consultant shall be entitled to exercise any and all of the vested portion of the Option at any time until the expiration of 90 calendar days from the last day that Consultant provides “Service” (as defined in the Plans) to Motive. The parties agree that Consultant will be considered to be providing Service to Motive during the Term. The parties agree that as of February 20, 2007, assuming no prior termination of Service, Consultant would be vested in and entitled to purchase from Motive 131,250 shares of Motive common stock pursuant to the exercise of the Option. Motive agrees that, when exercising the Option, Consultant shall be entitled to the same treatment and shall receive the same level of service from the administrator of the Plans as any officer of Motive.

5. BENEFITS. Except as stated herein, Consultant’s participation in all benefits and benefit plans of Motive that were incident to his employment by Motive shall cease at the close of business on the Effective Date. Without limiting the generality of the preceding sentence, Consultant shall cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Effective Date. On or as promptly as practicable after the Effective

Date, in addition to Consultant’s final payroll payment by Motive, Motive shall pay consultant for accrued vacation time (at Consultant’s current base salary rate). As promptly as practicable after the Effective Date, Motive also shall pay Consultant for any proper expense reimbursement or expense check requests incurred in the 60 days prior to the Effective Date, subject to Consultant’s compliance during the first 30 days after the Effective Date with Motive’s policy and procedure for expense reimbursements, including the timely and proper submission of the necessary paperwork. Consultant represents and agrees that registering for, paying premiums to and maintaining participation in Motive’s medical plan pursuant to Consultant’s COBRA rights will be his sole responsibility.

6. RESIGNATION AS CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. Consultant and Motive acknowledge and agree that upon Consultant’s execution and delivery of this Agreement, Consultant shall be deemed to have resigned as an employee and from all offices and positions with Motive and its subsidiaries, including Consultant’s positions as a member of the Board of Directors, as Chairman of the Board of Directors and as Chief Executive Officer of Motive. Consultant acknowledges that Motive has provided Consultant with an opportunity to review and comment on the press release that Motive will issue in connection with Consultant’s resignation as Motive’s Chairman of the Board and Chief Executive Officer.

7. INDEMNIFICATION. The parties acknowledge and agree that Consultant shall be entitled to indemnification under that certain Motive Communications, Inc. Indemnification Agreement previously entered into between the Motive and Consultant for all acts performed on behalf of Motive as Consulting Services hereunder, and to that extent shall be deemed to have retained his “Corporate Status” (as that term is defined in such Indemnification Agreement) during the Term of this Agreement.

8. TERMINATION. Motive may terminate this Agreement and Consultant’s provision of the Consulting Services hereunder at any time, with or without Cause (as hereinafter defined), upon five days prior written notice to Consultant.

(a) If Motive terminates this Agreement without Cause and Consultant subsequently executes (within a reasonable period of time) a release reasonably acceptable to Motive, Motive shall pay Consultant a lump sum payment equal to the remainder of Consultant’s consulting fees that would have been payable to Consultant under this Agreement if the Agreement had not been terminated prior to the first anniversary of the Effective Date.

(b) If Motive terminates this Agreement for Cause, Consultant shall only be entitled to receive payment for Consulting Fees accrued through the date of termination and shall not be entitled to receive any further payment of any kind from Motive under this Agreement.

(c) For purposes of this Agreement, “Cause” exists if: (i) Consultant is determined by Motive’s Board of Directors to have engaged in any act of misconduct, dishonesty or gross negligence in the performance of his duties to Motive during the course and scope of Consultant’s provision of the Consulting Services under this

Agreement; (ii) Consultant is determined by Motive’s Board of Directors to have committed any act of fraud or embezzlement against Motive during course and scope of Consultant’s provision of the Consulting Services under this Agreement; (iii) Consultant is charged with, pleads guilty to or is convicted of any crime involving moral turpitude; (iv) Consultant fails to cooperate fully with Motive, its advisors or any governmental agency or body in connection with any review, inquiry or investigation of matters occurring during the Previous Employment Period or the Term; or (v) any breach by Consultant of this Agreement or the Consultant’s Proprietary Information and Inventions Agreement with Motive, which breach or breaches are (A) singularly or in the aggregate, material, and (B) not cured within 15 days of written notice of such breach or breaches to Consultant from Motive.

(d) In the event Consultant dies, this Agreement shall immediately terminate, with no obligation by Motive for payment of any additional amounts other than the monthly consulting fee applicable to the month in which death occurs.

9. CONSULTANT WARRANTIES AND INDEMNITY.

(a) No Conflict. Consultant represents and warrants that Consultant is free to enter into the terms of this Agreement and that Consultant has no obligations to any other legal entity or otherwise that are inconsistent with any of its provisions.

(b) Indemnification. Consultant further agrees that in the event of a breach of the foregoing representation and warranty, Consultant will indemnify Motive for any and all liability and losses including, without limitation, damages payable to third parties, consequential losses, lost profits, costs and attorneys’ fees, that Motive may incur as a result of such breach.

10. ARBITRATION. Motive and Consultant expressly agree that any dispute between them arising out of or relating to this Agreement or its termination or any other aspect of Consultant’s relationship with Motive or the termination of that relationship (including any contract or tort claims, or claimed violations of statute) shall be settled by binding arbitration administered by and under the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. The terms of this Section 10 survive the termination of this Agreement.

11. MISCELLANEOUS.

(a) Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties regarding the subject matter hereof. Notwithstanding the foregoing, this Agreement shall not supersede or replace that certain Proprietary Information and Inventions Agreement previously executed by Consultant in favor of Motive, which agreement shall remain in full force and effect in accordance with its terms.

(b) Modification. Both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them.

(c) Notice To Consultant. Notice to Consultant shall have occurred and be effective when: (i) Consultant receives actual notice, whether in writing or otherwise; and/or (ii) when a written notice is mailed via certified mail to Consultant’s then-current address as reflected in Motive’s records.

(d) Notice To Motive. Notice to Motive shall have occurred and be effective when: (i) the Chief Executive Officer of Motive receives written notice; and/or (ii) when a written notice is delivered via certified mail to Motive’s then-current address, to the attention of the Chief Executive Officer.

(e) Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the remainder of this Agreement shall remain valid and enforceable to the extent feasible.

(f) No Waiver. Any waiver of any term of this Agreement by Motive shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of Motive’s right to enforce any other provision of this Agreement.

(g) Successors and Assigns. Consultant’s obligations under this Agreement will be binding upon Consultant’s heirs, executors, assigns, and administrators and will inure to the benefit of Motive, its subsidiaries, successors and assigns.

(h) Proper Construction. The section and paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

12. CHOICE OF LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS. BOTH PARTIES EXPRESSLY CONSENT TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS SHOULD JUDICIAL ENFORCEMENT OF AN AWARD RENDERED IN ARBITRATION PURSUANT TO SECTION 10 BE NECESSARY.

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IN WITNESS WHEREOF, Consultant and Motive have executed this Agreement as of the Effective Date:

MOTIVE, INC.		CONSULTANT

By:	/s/ April Downing	/s/ Scott L. Harmon
	April Downing	Scott L. Harmon
Vice President & Acting
Chief Financial Officer